Exhibit 15

May 28, 2025

The Board of Directors and Shareholders of Morgan Stanley

1585 Broadway

New York, New York, 10036

We are aware that our report dated May 5, 2025, on our review of interim financial information of Morgan Stanley and subsidiaries (the “Firm”) appearing in the Firm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York